Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated February 24, 2025 with respect to the consolidated financial statements of Lannister Mining Corp. as at September 30, 2024 and 2023 and for each of the years in the two-year periods ended September 30, 2024 and 2023, included in the Amendment No. 4 to the Registration Statement on Form F-1 as filed with the United States Securities Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the aforementioned Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

October 21, 2025

Vancouver, Canada

MNP LLP
Suite 2400 - 609 Granville Street, PO Box 10203 LCD Pacific Centre, Vancouver B.C., V7Y 1E7	1.877.688.8408 T: 604.685.8408 F: 604.685.8594

MNP.ca